Exhibit 5.1

LUCOSKY BROOKMAN LLP
November 16, 2021	101 Wood Avenue South 5th floor Woodbridge, NJ 08830 T - (732) 395-4400 F - (732) 395-4401
Esports Entertainment Group, Inc. Block 6, Triq Paceville, St. Julians STJ 3109 Malta	111 Broadway Suite 807 New York, NY 10006
T - (212) 332-8160 F - (212) 332-8161
www.lucbro.com
Re: Registration Statement on Form S-3 (333-252370)

Ladies and Gentlemen:

We have acted as counsel to Esports Entertainment Group, Inc., a Nevada corporation (the “Company”), in connection with the above-referenced registration statement (the “Registration Statement”), and declared effective by the Securities and Exchange Commission (the “Commission”) on February 5, 2021, and the related prospectus therein dated February 5, 2021 (the “Prospectus”) and the prospectus supplement filed with the Commission on November 15, 2021 pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Prospectus Supplement”), relating to the offering and sale by the Company of 920,000 shares (the “Shares”) of the Company’s 10.0% Series A Cumulative Redeemable Convertible Preferred Stock, par value $0.001 per share (the “Preferred Stock”), all of which are authorized but heretofore unissued shares to be offered and sold by the Company (including 120,000 Shares subject to the underwriters’ over-allotment option). Pursuant to the Certificate of Designation establishing the rights and preferences of the Preferred Stock (the “Certificate of Designation”), the Shares will be convertible into shares of common stock, par value $0.001 per share, of the Company (the “Conversion Shares”). This opinion is being delivered at the request of the Company and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated by the Commission.

For purposes of this opinion, we have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based upon and subject to the foregoing, we are of the opinion that: (i) the Shares have been duly authorized and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, as described in the Registration Statement, the Prospectus, and Prospectus Supplement, will be validly issued, fully paid and non-assessable; and (ii) the Conversion Shares, when issued upon conversion of the Shares in accordance with the Certificate of Designation, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the laws of the Nevada Revised Statutes of the State of Nevada, as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinions expressed herein.

We consent to the filing of this opinion with the SEC as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on November 16, 2021, which is incorporated by reference in the Registration Statement and the Prospectus Supplement. We also consent to the reference of our firm under the caption “Legal Matters” in the Prospectus Supplement and in each case in any amendment or supplement thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 and Section 11 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very Truly Yours,

/s/ Lucosky Brookman LLP
Lucosky Brookman LLP